Exhibit 10.52

January 26, 2005

One Spear Street Owners Corporation

c/o Morgan Stanley Real Estate Advisors

555 California Street, Suite 2200

San Francisco, CA 94104

Re:                               Agreement to Assign Lease and Sublease dated January 26, 2005 by and between BroadVision, Inc. and 100 Spear Street Owners Corporation (the “Agreement”)

Ladies and Gentlemen:

This letter will confirm the agreement of our two companies to the following:

Notwithstanding the provisions of Paragraphs 2(a) and (b) of the Agreement, Landlord and Tenant acknowledge and agree that the amount of cash to be delivered by Tenant to Landlord on the Execution Date is Eight Hundred Thousand Six Hundred Eighteen Dollars and Fifty-Six Cents ($800,618.56) and the initial amount of the Letter of Credit to be delivered by Tenant to Landlord is Six Hundred Forty-Five Thousand Two Hundred Thirty-Two Dollars Even ($645,232.00).  The increase in the cash being delivered on the Execution Date and the reduction in the initial amount of the Letter of Credit reflects the fact that the Execution Date is after January 15, 2005, the date the Agreement requires the second installment of the Assignment Fee to be paid.

The parties agree that the Execution Date of the Agreement is January 26, 2005.

Each capitalized term used herein shall have the same meaning ascribed to it in the Agreement, unless otherwise defined herein.

Please sign where indicated below to confirm your acceptance of the foregoing.

Sincerely,	Agreed and accepted as of January , 2005
BroadVision, Inc.,	100 Spear Street Owners Corporation,
a Delaware corporation	a Delaware corporation

By:	/s/ Scott C. Neely	By:	/s/ Keith Fink
	Scott C. Neely	Name:	Keith Fink
	Vice President and General Counsel	Title:	VP